Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Beneficient’s Registration Statement on Form S-8 of our report dated July 13, 2023 on our audits of the consolidated financial statements of Beneficient (f/k/a The Beneficient Company Group, L.P.) and its subsidiaries as of March 31, 2023 and 2022 and for the years ended March 31, 2022, December 31, 2021 and 2020 and the three months ended March 31, 2022 dated July 13, 2023 appearing in the entity’s Annual Report on Form 10-K for the year ended March 31, 2023.

/s/ Weaver and Tidwell, L.L.P.

San Antonio, Texas

July 19, 2023